Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Movie Trailer Galaxy, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 (the “Registration Statement”), of our report dated October 15, 2010, relating to the balance sheets of Movie Trailer Galaxy, Inc. as of August 31, 2010 and the related statements of operations, stockholders’ equity, and cash flows for the period from April 27, 2010 (inception) through August 31, 2010 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
March 2, 2011